FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD 2012 FIRST QUARTER RESULTS

DILUTED EPS UP 24% TO $0.51

New York, New York, May 9, 2012: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported record results for the first quarter ended March 31, 2012.

First Quarter 2012 Compared to First Quarter 2011:

•	Net sales increased 24% to $165.4 million from $133.4 million; at comparable foreign currency exchange rates, net sales rose 26% for the period;
•	European-based operations generated sales of $145.2 million, up 19% from $121.6 million;
•	Sales by U.S.-based operations were up 71% to $20.2 million from $11.8 million;
•	Gross margin was 64.5% compared to 64.9%;
•	S, G & A expense as a percentage of sales was 45.3% compared to 45.8%;
•	Operating margins were 19.2% for both periods;
•	Net income attributable to Inter Parfums, Inc. increased 21.5% to $15.5 million as compared to $12.8 million; and,
•	Diluted earnings per share increased 24% to $0.51 from $0.41.

Discussing European-based operations in local currency, Jean Madar, Chairman & CEO of Inter Parfums reiterated, “Burberry brand sales were up 12% with our new Burberry Body line plus the brand’s more established collections contributing to the top line growth. Lanvin fragrance sales also increased 12% reflecting gains by the Eclat d’Arpege line, the staying power of Jeanne Lanvin and Marry Me! and the February limited distribution launch a new men’s scent, Avant Garde. As we reported last month, Jimmy Choo and Montblanc brand sales rose 68% and 77%, respectively over last year’s first quarter spurred by 2011 product introductions. Sales of Boucheron brand products, which were not meaningful in the first half of 2011, also factored into the comparable quarter growth.”

He continued, “Later this month we will launch Jaïpur Bracelet, which pays tribute to the Boucheron brand’s jewelry heritage, and relaunch a Balmain heritage scent, Ivoire. We also have Montblanc Legend for women and a Lanvin brand extension called Jeanne Lanvin Couture debuting later this year.”

Mr. Madar once again reported, “Discussions are being actively pursued with Burberry on the creation of a new operating structure for the Burberry fragrance and beauty business.”

With regard to U.S.-based operations, Mr. Madar noted, “The 71% increase in sales was due to several factors, including new product launches such as Love Fury by Nine West, Wildbloom Vert for Banana Republic and Gap Established 1969. The inclusion of Anna Sui fragrance sales effective January 1st was also an important contributor as were further gains by our U.S. specialty retail and designer fragrance brands in overseas markets. We have an ambitious new product line up in the works, which includes Wishes & Dreams for bebe, Miss Madison for Brooks Brothers, Wildbloom Blue for Banana Republic, and two flankers: Too Too Pretty for Betsey Johnson and Fairy Dance Secret Wish for Anna Sui.”

Russell Greenberg, Executive Vice President & Chief Financial Officer, pointed out several items pertinent to the first quarter, “Now that more than a year has passed since taking over prestige product distribution in the U.S. by Interparfums Luxury Brands, Inc., gross margins for reporting periods in 2012 should be more comparable. In the current first quarter, gains in gross margin from currency fluctuations were offset by changes in product mix. While we significantly increased our overall advertising budget for all brands to maintain the positive sales momentum and continue to grow our market share, S, G &A expense as a percent of net sales was comparable to last year’s first quarter.”

Inter Parfums, Inc. News Release	Page 2
May 9, 2012

Also of note, the current first quarter:

•	benefited from $248,000 of foreign currency gains compared to $419,000 of foreign currency losses in the first quarter of 2011, and
•	was subject to an income tax rate of 36% compared to 33% for the prior year’s first quarter.

Affirms 2012 Guidance

Mr. Greenberg concluded, “We recognize that our first quarter performance was well above analysts’ expectations, however, such results were in line with management’s internal expectations. We intend to provide a guidance update when we announce a resolution regarding our Burberry license. Therefore at this point in time, we are reaffirming our current guidance, which calls for sales of approximately $625.0 million, with resulting net income attributable to Inter Parfums, Inc. of approximately $35.7 million or $1.16 per diluted share.”

Dividend

The Company’s regular quarterly cash dividend of $0.08 per share will be payable on July 13, 2012 to shareholders of record on June 29, 2012.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 am ET on Thursday, May 10, 2012. Interested parties may participate in the call by dialing 201 493-6739; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

In the nearly 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of prestige brands that include Burberry, Lanvin, Jimmy Choo, Van Cleef & Arpels, Montblanc, Paul Smith, Boucheron, S.T. Dupont, Balmain and Repetto. Inter Parfums is also the fragrance and beauty partner for specialty retail and designer brands such as Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, Nine West and Anna Sui. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2011 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Linda Latman (212) 836-9609/llatman@equityny.com
rgreenberg@interparfumsinc.com		Lena Cati (212) 836-9611/lcati@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 3
May 9, 2012

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

	Three months ended March 31,
	2012	2011

Net sales	$165,368	$133,363

Cost of sales	58,690	46,772

Gross margin	106,678	86,591

Selling, general and administrative expenses	74,924	61,049

Income from operations	31,754	25,542

Other expenses (income):
Interest expense	362	440
(Gain) loss on foreign currency	248	(419)
Interest income	(524)	(317)

	86	(296)

Income before income taxes	31,668	25,838

Income taxes	11,414	8,498

Net income	20,254	17,340

Less: Net income attributable to the noncontrolling interest	4,757	4,581

Net income attributable to Inter Parfums, Inc.	$15,497	$12,759

Earnings per share:
Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.51	$0.42
Diluted	$0.51	$0.41

Weighted average number of shares outstanding:
Basic	30,551	30,474
Diluted	30,686	30,634

Dividends declared per share	$0.08	$0.08

Inter Parfums, Inc. News Release	Page 4
May 9, 2012

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$27,410	$35,856
Accounts receivable, net	164,030	175,223
Inventories	183,932	164,077
Receivables, other	2,009	3,258
Other current assets	5,807	4,258
Income taxes receivable	56	1,404
Deferred tax assets	7,338	7,270
Total current assets	390,582	391,346
Equipment and leasehold improvements, net	17,002	14,525
Trademarks, licenses and other intangible assets, net	109,585	105,750
Goodwill	2,847	2,763
Other assets	2,161	1,650
Total assets	$522,177	$516,034

LIABILITIES AND EQUITY

Current liabilities:
Loans payable – banks	$13,599	$11,826
Current portion of long-term debt	3,148	4,480
Accounts payable – trade	96,936	112,726
Accrued expenses	43,265	52,042
Income taxes payable	4,255	2,099
Dividends payable	2,444	2,443
Total current liabilities	163,647	185,616
Long-term debt, less current portion	—	—
Deferred tax liability	6,169	6,068
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares; none issued
Common stock, $0.001 par. Authorized 100,000,000 shares; outstanding 30,541,506 and 30,445,881 shares at March 31, 2012 and December 31, 2011, respectively	31	31
Additional paid-in capital	51,264	50,883
Retained earnings	241,259	228,164
Accumulated other comprehensive income	14,938	7,747
Treasury stock, at cost, 10,009,492 common shares at March 31, 2012 and December 31, 2011	(34,151)	(34,151)
Total Inter Parfums, Inc. shareholders’ equity	273,341	252,674
Noncontrolling interest	79,020	71,676
Total equity	352,361	324,350
Total liabilities and equity	$522,177	$516,034